Item 27. Exhibit (d)(4)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

PERFORMANCE LOCK RIDER

Pacific Life Insurance Company, a stock life insurance company, (hereinafter referred to as “we”) has issued this Rider as a part of the annuity Contract to which it is attached. All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract. All other terms and conditions of your Contract remain unchanged. If the Contract is terminated, this Rider will automatically terminate.

This Rider will establish a Performance Lock feature for the Contract to which it is added.

RIDER SPECIFICATIONS

Rider Effective Date: [Date]

Applicable Index-Linked Options:

[Point to Point with a Cap and Buffer]

[Point to Point with a Cap and Floor]

[Point to Point with Tiered Participation Rate and Buffer]

[Point to Point with Performance Triggered Rate and Buffer]

[Point to Point with Performance Triggered Rate and Floor]

[Point to Point Cap Rate with Dual Direction Buffer]

[Point to Point Performance Mix with a Participation Rate and Buffer]

Definition of Terms – Unless redefined below, the terms defined or described in the Contract, including any endorsements or other riders attached to the Contract, will be capitalized, and will have the same meaning when used in this Rider.

For purposes of this Rider, the following definitions apply:

Locked Index-Linked Option – An Index-Linked Option for which the Performance Lock has been exercised.

Locked Rate – The interest rate credited daily to a Locked Index-Linked Option from the Performance Lock Date through the Contract Anniversary following the Performance Lock Date. The Locked Rate is equal to the annualized Index-Linked Option Budget (described in the Index-Linked Option Rider) over the Index Term for the Indexed-Linked Option.

Performance Lock – A feature that allows you to lock in the Interim Value for an Index-Linked Option.

Performance Lock Date – The Business Day on which the Performance Lock is exercised for an Index-Linked Option.

Performance Lock Feature:

On any Business Day after the sixtieth (60th) calendar day from the Contract Date for the initial Index Term and sixty (60) days from the Index Term Start Date for any subsequent Index Term, you may exercise the Performance Lock for an Applicable Index-Linked Option. The Performance Lock may be exercised on different days for different Index-Linked Options. You may only exercise the Performance Lock for the full value of any Index-Linked Option. During the initial Index Term, Index-Linked Option segments for Purchase Payments received on the Contract Date and Subsequent Purchase Payments will have separate and distinct Interim Values for which the Performance Lock may be exercised independently. The Performance Lock for an Index-Linked Option or Index-Linked Option segment may only be exercised once per Index Term. If there are multiple Index-Linked Option segments, you must indicate which segments to lock in. The Performance Lock cannot be changed or revoked after it has been exercised.

20-1901	1

Item 27. Exhibit (d)(4)

If you exercise the Performance Lock feature for an Index-Linked Option during an Index Term, your entire value in the Index-Linked Option or Index-Linked Option segment will be locked-in at the Interim Value(s) calculated at the end of the Business Day on which the Performance Lock is exercised. If you exercise the Performance Lock feature for an Index-Linked Option during an Index Term, the Index-Linked Option will not receive an Index-Linked Option Credit on the Index Term End Date based on the performance of the Index.

We credit interest to the Locked Index-Linked Option daily at the Locked Rate until the end of the current Contract Year. Funds in a Locked Index-Linked Option are not part of the Fixed Account Option.

After you exercise a Performance Lock, the Index Term End Date for the Locked Index-Linked Option is the next Contract Anniversary following the Performance Lock Date. On the Index Term End Date, you may transfer your Index-Linked Option Value to one or more of the Interest Crediting Options that are available in accordance with the terms of the Contract.

[If you do not provide us with written instructions on or before the Index Term End Date, the Index-Linked Option Value will be allocated to the same Index-Linked Option unless the locked Index-Linked Option had a 6-year Index Term. If the Index-Linked Option had a 6-year Index Term and you do not provide us with written instructions on or before the Index Term End Date, the Index-Linked Option Value will be allocated to the comparable Index-Linked Option with a 1-year Index Term. If we do not offer a corresponding Index-Linked Option with a 1-year Index Term, the Index-Linked Option Value will be transferred to the Fixed Account Option.]

Funds may not be transferred out of a Locked Index-Linked Option prior to the Index Term End Date.

PACIFIC LIFE INSURANCE COMPANY

[

	President and Chief Executive Officer	Secretary ]

20-1901	2